Certificate No. 1                                            ____________ Shares

                     CREDIT SUISSE TOTAL RETURN GLOBAL FUND

                A Separate Series of Credit Suisse Capital Funds,
                         a Massachusetts Business Trust
            Shares of Beneficial Interest (par value $0.01 per share)

                  THIS CERTIFIES THAT ______________ is the holder of fully paid and non-assessable share(s) of beneficial interest (par value $0.01 per share) of Credit Suisse Total Return Global Fund (the "Fund"), a series of Credit Suisse Capital Funds, a Massachusetts business trust (the "Trust"), transferable only on the books of the Trust by the holder hereof in person or by his duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the transfer agent of the Trust.

                  The registered holder of this Certificate is entitled to all the rights, interest and privileges of a shareholder as provided by the Amended and Restated Declaration of Trust and by-laws of the Trust as from time to time amended, which are incorporated by reference herein. In particular the shares represented by this Certificate are transferable by the holder, in person or by his duly authorized attorney, but only on surrender of this Certificate properly endorsed and when the transfer is made on the books of the Trust.

                  The Amended and Restated Declaration of Trust provides that the Trustees may create and issue a number of series of shares, in which case the shares of each series would participate equally in the earnings, dividends and assets of the particular series.

                  Any shareholder desiring to dispose of his shares may deposit his Certificate duly endorsed in blank or accompanied by an instrument of transfer executed in blank at the office of the Transfer Agent of the Trust, together with an irrevocable offer in writing to sell the shares represented thereby at the net asset value thereof and the Trustees will thereafter purchase said shares for cash (except as described in the current prospectus and statement of additional information of the Trust applicable to the Fund) at net asset value. The computation of net asset value, the limitations upon the date of payment and provisions dealing with suspension of the right of redemption in certain emergencies are fully described in said Amended and Restated Declaration of Trust and by-laws as from time to time amended. See the current prospectus and statement of additional information of the Trust applicable to the Fund for further information concerning repurchases of shares by the Trust.

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                  IN WITNESS WHEREOF, the said Trust has caused this Certificate to be signed by its duly authorized officers.

Dated:
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Chairman


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Treasurer


                                           Countersigned:

                                           BOSTON FINANCIAL DATA SERVICES, INC.,
                                           TRANSFER AGENT

                                           By: ___________________________


                                   Assignment

                  For Value Received ___________ hereby sell, assign and transfer unto ____________ Shares of the within-named Trust represented by the within Certificate and do hereby irrevocably constitute and appoint ________________ to transfer the said Shares on the books of the within-named Trust with full power of substitution in the premises.

Dated:
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SIGNATURE GUARANTEED BY:


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    (Signature must be guaranteed by a
    shareholder servicing agent of
    the Trust.)